Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 29, 2021, with respect to the consolidated financial statements of Nu Holdings Ltd., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus, also incorporated herein by reference.

/s/ KPMG Auditores Independentes Ltda.

São Paulo, Brazil
December 28, 2021